Item 77Q(1)
The following documents are included in Registrant's 485BPOS, filed on January 29, 2014, and incorporated by reference herein:


(1) Amendment to Investment Advisory Agreement dated February 1, 2014

(2) Sub-Advisory Agreement between Sterling Capital Management LLC and Gator Capital Management LLC dated August 1, 2013

(3) Sub-Advisory Agreement between Sterling Capital Management LLC and Lucas Capital Management, L.L.C. dated July 25, 2013

(4) Sub-Advisory Agreement between Sterling Capital Management LLC and Sanborn Kilcollin Partners, LLC dated September 16, 2013

(5) Sub-Advisory Agreement between Sterling Capital Management LLC and Cummings Bay Capital Management, L.P. dated December 10, 2013